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                                                                    EXHIBIT 12.1

               Computation of Ratio of Earnings to Fixed Charges
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                                                                  FOR THE YEAR ENDED DECEMBER 31,
                                            -----------------------------------------------------------------------

                                                  2001         2000       1999       1998          1997       1996
                                                  ----         ----       ----       ----          ----       ----
                                                                            (IN THOUSANDS)

Earnings..................................     $165,784      $127,228   $104,241   $74,577      $139,249   $156,160
Add:
  Income taxes............................       14,262         4,648     (1,525)  (20,475)           --         --
  Fixed charges:
    Interest on Bank Facility.............        7,249        17,167      9,934     4,473         4,271      6,553
    Interest on Trust Preferred...........        7,484         7,582      8,288     8,540         6,998         --
    Other interest expense................          349           349        349       290           259        112
                                            -------------------------------------------------------------------------
Earnings before income taxes and fixed
   charges...............................      $195,128      $156,974   $121,287   $67,405      $150,777   $162,825
                                            =========================================================================

Fixed charges:
    Interest expense (Bank Facility)....          7,249        17,167      9,934     4,473         4,271      6,553
    Interest expense (Trust Preferred)..          7,484         7,582      8,288     8,540         6,998         --
    Interest expense (Other)............            349           349        349       290           259        112
       Total interest...................         15,082        25,098     18,571    13,303        11,528      6,665
                                            -------------------------------------------------------------------------
    Preference share dividends..........             --            --         --        --            --         --
Total fixed charges.....................        $16,500       $25,098    $18,571   $13,303       $11,528     $6,665
                                            =========================================================================

Ratio of earnings to fixed charges......          12.94          6.25       6.53     5.07          13.08      24.43
                                            =========================================================================

Ratio of earnings to combined fixed
 charges and preference share dividends.          11.83          6.25       6.53     5.07          13.08      24.43
                                            =========================================================================
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